Exhibit 99.1

Chip Bergh Joins lululemon Board of Directors
Independent Director Brings Decades of Experience Driving Growth and Value Creation for Iconic Consumer Brands
Appointment Reflects Commitment to Ongoing Board Refreshment
VANCOUVER, British Columbia – March 17, 2026 – lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Chip Bergh, former President and Chief Executive Officer of Levi Strauss & Co., to its Board of Directors, effective immediately. With this addition, lululemon has added five new independent directors to the Board in the last five years, reflecting the Board's commitment to ongoing refreshment.
"Chip Bergh is an industry leader with a proven record of guiding successful transformations, overseeing the growth of some of the world's most iconic brands, and driving value creation at global, category-defining companies," said Marti Morfitt, Executive Chair of the Board. "We are confident the Board will benefit from his extensive brand and retail expertise as we continue to build on lululemon's strong foundation and deliver innovative products and experiences for guests."
"lululemon has built one of the most distinctive brands in the athletic and lifestyle sector, grounded in innovation, design, technical expertise, and deep connections with its guests on a local level around the world," said Chip Bergh. "I am honored to join the Board at a pivotal time and excited to work with my fellow directors to advance the company's strategic vision."
Mr. Bergh will stand for election at lululemon's 2026 Annual Meeting of Shareholders in lieu of David Mussafer, who has notified the Company that he does not intend to stand for re-election at the conclusion of his current three-year term.
Ms. Morfitt added, "On behalf of the Board, I want to thank David for his many contributions to lululemon. Since first joining the Board in 2005, David has served in numerous roles, including Co-Chairman from 2014 to 2017. His perspectives have helped us grow sales, extend the brand's global reach, and position the company and the Board for the future, and we are grateful for his dedicated service."
Ms. Morfitt continued, "Chip Bergh's appointment is the result of a process that began with our last Board skills assessment, and reflects our commitment to thoughtful, ongoing refreshment. We remain focused on progressing the search for lululemon's next CEO, overseeing the development and execution of the company's plans, and taking steps to drive long-term, sustainable growth and shareholder value creation."
About Chip Bergh
Chip Bergh most recently served as President and Chief Executive Officer of Levi Strauss & Co. from 2011 to 2024 and served on its board during that time. Prior to joining Levi Strauss & Co., Mr. Bergh spent 28 years at Procter & Gamble in roles of increasing scope and complexity across brand management, general management, and executive leadership. Mr. Bergh has served on the board of HP Inc. since 2015, where he currently serves as non-executive chair, and also serves on the boards of e.l.f. Beauty, Inc. and Pinterest, Inc.; he previously served on the board of VF Corporation. Mr. Bergh is a Senior Lecturer of Business Administration at Harvard Business School and holds a bachelor's degree in international affairs from Lafayette College.
About lululemon
lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the Securities and Exchange Commission (the "SEC"), including Forms 8-K, 10-Q and 10-K. We undertake no obligation to update any forward-looking statements.
Important Additional Information and Where to Find It
The company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company's stockholders for the company's 2026 annual meeting of stockholders. THE COMPANY'S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC's website at www.sec.gov. Copies will also be available at no charge by clicking the "SEC filings" link in the "Financial Information" section of the "Investors" tab of the company's website at https://corporate.lululemon.com/.
Certain Information Regarding Participants in the Solicitation
The company, its directors and certain of its executive officers (Meghan Frank, Interim Co-CEO and Chief Financial Officer; André Maestrini, Interim Co-CEO, President, and Chief Commercial Officer; and Shannon Higginson, Chief Legal and Compliance Officer) are deemed "participants" (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the company's stockholders in connection with the matters to be considered at the company's 2026 annual meeting of stockholders. Information regarding the names of the company's directors and executive officers and certain other individuals and their respective interests in the company, by security holdings or otherwise, is set forth in the sections entitled "Director Compensation," "Executive Compensation," "Executive Compensation Tables," and "Principal Shareholders and Stock Ownership by Management" of the company's proxy statement on Schedule 14A in connection with the 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (available here). Supplemental information regarding the participants' holdings of the company's securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on June 11, 2025, December 17, 2025, and January 2, 2026 for Meghan Frank (available here, here, and here); June 12, 2025 for Shane Grant (available here); June 12, 2025 for Kathryn Henry (available here); June 12, 2025 for Teri List (available here); June 12, 2025 for Alison Loehnis (available here); December 17, 2025 for André Maestrini (available here); June 12, 2025 for Isabel Mahe (available here); June 12, 2025 for Jon McNeill (available here); June 12, 2025, December 18, 2025, and December 29, 2025 for Martha Morfitt (available here, here, and here); June 13, 2025 for David Mussafer (available here); and June 12, 2025 for Emily White (available here). Such filings will also be available at no charge by clicking the "SEC filings" link in the "Financial Information" section of the "Investors" tab of the company's website at https://corporate.lululemon.com/.
Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the company's proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of stockholders, if and when they become available. These documents will be available free of charge as described above.

Investor Contact
lululemon athletica inc.
Howard Tubin
1-604-732-6124
Media Contacts
lululemon athletica inc.
Madi Wallace
1-604-732-6124
or
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Jed Repko
1-212-355-4449
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